Exhibit 2.1

For execution

ASSET PURCHASE AGREEMENT

Dated as of October 6, 2021

between

Item 9 Labs Colorado LLC

As Buyer LLC,

Item 9 Labs Corp.

As PubCo,

And

Nebrina Adams County LLC,

As Seller

TABLE OF CONTENTS

1.	Terms of Transactions.	3
2.	Closing.	8
3.	Representations and Warranties of Seller.	10
4.	Representations and Warranties of Buyer LLC.	20
5.	Indemnification.	21
6.	Conditions to Closing (collectively, the “Conditions Precedent”).	24
7.	Covenants and Further Agreements.	28
8.	Definitions.	35
9.	Miscellaneous.	40

EXHIBIT A PROMISSORY NOTE

EXHIBIT B LEAK OUT AGREEMENT

EXHIBIT C BILL OF SALE

EXHIBIT D ASSIGNMENT OF LICENSES

MED Retail Marijuana Store License No. 402R-00918	48
County of Adams, Colorado License No. AC2021-0006	48

EXHIBIT E LEASE ASSIGNMENT

EXHIBIT F BUSINESS CONTRACTS ASSIGNMENT

EXHIBIT G ESTOPPEL CERTIFICATE

EXHIBIT H ESCROW AGREEMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into and effective as of October 6, 2021 (the “Effective Date”), by and between Item 9 Labs Colorado LLC, a Colorado limited liability company (“Buyer LLC”), and Item 9 Labs Corp., a Delaware corporation (“PubCo”) and Nebrina Adams County LLC, a Colorado limited liability company (“Seller”). Buyer LLC, PubCo and Seller are referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, Seller holds licenses, a lease, and certain personal property to operate a licensed recreational marijuana dispensary at 6101 N. Washington St., Denver, CO 80216 (the “Premises”), (together the “Business”) although the Business is not operational; and

WHEREAS, Seller desires to sell and transfer to Buyer LLC and Buyer LLC desires to buy and accept from Seller the Purchased Assets (defined below) and certain of the Liabilities (defined below) relating to the Business (the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.              Terms of Transactions.

(a)            Sale and Transfer of Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer LLC good and marketable title to all Purchased Assets listed on Schedule 1(a) of the Disclosure Schedules, attached hereto, free and clear of all Liens, and Buyer LLC and PubCo shall pay Seller the Purchase Price as set forth in Section 1(e) below.

(b)           Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the following assets of the Seller (the “Excluded Assets”) shall be excluded from and shall not constitute Purchased Assets:

(i)             All cash, cash equivalents and bank accounts existing as of the Closing;

(ii)           All equity interests in any Person or Member of Seller;

(iii)         All rights and claims of Seller with respect to any Excluded Asset;

(iv)          All rights and remedies of the Seller under this Agreement and the Operative Agreements;

(v)           All income Tax Returns and other income Tax records of Seller, except that Seller shall transfer to Buyer LLC a full and accurate copy of all of its business records, including its Tax Returns and other income Tax records of Seller, sales records, sales tax returns, METRC records, and other similar records;

(vi)          All Organizational Documents of Seller;

(vii)        All assets used in and relating to Seller’s marijuana operations, if any, and not located at the address associated with the Licenses;

(viii)      All of the assets listed on Schedule 1(b) of the Disclosure Schedules.

(c)            Assumed Liabilities. In connection with the sale, transfer, assignment and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer LLC shall assume and agree to pay, perform and discharge when due the following specific Liabilities solely to the extent that such Liabilities are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”):

(i)             Executory obligations under any Business Contracts expressly assumed by Buyer LLC in writing at Closing, listed in Schedule 1(c) and arising or accruing after Closing; and

(ii)           All Liabilities associated with the Purchased Assets arising or accruing after Closing; and

(iii)         Any and all Transfer Expenses, subject to the provisions herein regarding an equal (50%|50%) division of any transfer or sales taxes incident to the Transactions; and

(iv)          All fees, taxes, and other charges associated therewith as required to renew and maintain the Licenses in good standing arising after the Closing; and

(v)           All fees, taxes, and other charges associated therewith as required to maintain the Lease in good standing arising after the Closing; and

(vi)          The Lease arising or accruing after the Closing.

(d)           Retained Liabilities. Except for the Assumed Liabilities and notwithstanding any other provision in this Agreement to the contrary, Buyer LLC shall not assume or become in any way responsible to pay, perform or discharge any Liabilities of Seller or any of Seller’s Affiliates of any kind or nature whatsoever other than the Assumed Liabilities, and Seller shall remain exclusively liable and responsible for, pay and satisfy in due course any and all Retained Liabilities and obligations arising under or in connection with Seller’s ownership of the Purchased Assets, the Licenses and the Business. Buyer LLC shall specifically, without limitation, not assume any Liability of Seller or any Member not expressly assumed herein, including but not limited to any Retained Liability resulting from:

(i)             Any claim made by one or more third parties involving Seller, including, without limitation, governmental agencies, customers, vendors, employees, independent contractors, creditors, alleged lenders, alleged “silent” owners or alleged investors, and any broker; and

(ii)           Any Liability between Seller and any Member or any other owner or debtor of Seller, and any Liability created or caused in any way by Seller or any Member; and

(iii)         Any income, transfer, sales, use, payroll or other Taxes arising in connection with Seller’s ownership and operation of the Purchased Assets or the Business for any taxable period (or portion thereof) that ends on the Closing Date and any obligations arising from any and all federal, state, or local tax audits concerning Taxes due and owing up to and including the Closing Date; and

(iv)          Any Liability that arises out of, related to, or in connection with, a breach or violation or non-compliance by Seller prior to the Closing or any such breach, violation or non-compliance by Seller arising following the Closing that results from Events occurring prior to the Closing; and

(v)           Any claim, suit, action, arbitration, proceeding, investigation, or other similar matter which relates to Seller, any Member (collectively with “Seller”, “Seller”), or Seller’s ownership of the Purchased Assets, Licenses, or operation of the Business prior to the Closing; and

(vi)          Obligations under any Business Contracts not assumed by Buyer LLC in writing; and

(vii)        All Liabilities associated with the Purchased Assets arising or accruing before Closing; and

(viii)      Any and all Transfer Expenses, subject to the provisions herein regarding an equal (50%|50%) division of any transfer or sales taxes incident to the Transactions; and

(ix)          All fees, taxes, and other charges associated therewith as required to renew and maintain the Licenses in good standing arising before the Closing; and

(x)           All fees, taxes, and other charges associated therewith as required to maintain the Lease in good standing arising before the Closing; and

(xi)          The Lease arising or accruing before the Closing; and

(xii)        Any Liabilities claimed or owed to any present or former employees, officers, directors, retirees, contractors or consultants of Seller, including: any liabilities associated with any claims for wages, benefits, bonuses, accrued vacation, deferred compensation, retirement savings, workers’ compensation, severance, retention, termination or other payments; any liabilities arising under or in connection with any benefit plan; and any claim or right to indemnification, reimbursement or the advancement of funds accruing prior to the closing; and

(xiii)      Any Liabilities claimed or owed to any Governmental Authority, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller prior to the Closing; and

(xiv)       Any Liabilities associated with debt, loans or credit facilities of Seller or related to the Purchased Assets; and

(xv)        Any Liabilities: (1) which are not validly and effectively assigned to Buyer LLC pursuant to this Agreement; (2) which do not conform to the representations and warranties contained in this Agreement; or (3) to the extent such liabilities arise out of or relate to a breach by Seller prior to Closing, (collectively, all the foregoing Liabilities described in this Subsection 1(d), the “Retained Liabilities”).

Notwithstanding the above, and in addition to any other remedy available to Buyer LLC at law or equity, Buyer LLC shall have the right, but not the obligation, to pay any claim or Liabilities on behalf of Seller related to any excluded Liability not timely satisfied by Seller and deduct the amount of such payment, including legal expenses incurred by Buyer LLC in connection therewith, from payments owed to Seller under the Promissory Note.

(e)            Purchase Price. The total purchase price for the Purchased Assets is Two Million US Dollars ($2,000,000.00 USD) (the “Purchase Price”), payable as follows:

(i)       Within three days of receipt by the Parties of conditional approvals of the change of ownership from Colorado’s Marijuana Enforcement Division (the “MED”) and Adams County, Colorado (the “Local Licensing Authority”) (in the form customarily given by the MED and the Local Licensing Authority) concerning the transfer of ownership of the Licenses from Seller to Buyer LLC, Buyer LLC shall deposit into an escrow account (“Escrow”) established by the Parties with Thomas Title and Escrow, Attn. Chadwick L. Campbell, Esq., Senior Counsel, ccampbell@thomastitle.com (480) 222-1116 (direct) or (312) 894-9001 (mobile), at 7150 E. Camelback Rd., Suite 195, Scottsdale, AZ 85251 (the “Escrow Agent”) for the benefit of the Parties pursuant to this Agreement, One Million US Dollars ($1,000,000.00) (the “Initial Deposit”), by wire transfer in immediately available funds to the bank account designated by the Escrow Agent; and

(ii)       At the Closing, Buyer LLC and PubCo shall execute and deliver to Seller an unsecured promissory note in the form attached hereto as Exhibit A with a principal amount of Two Hundred Thousand US Dollars ($200,000.00), with an interest rate of five percent (5%) per annum simple interest, for a term of eighteen (18) full months commencing on the Closing Date, and payable in six (6) installments commencing on the last day of each three (3) month period following the Closing Date (the “Note” or “Promissory Note”) until paid in full; and (iii) PubCo shall, subject to and in compliance with any applicable United States and State securities Law, together with the rules, regulations and published policies made thereunder (including but not limited to those of the Securities and Exchange Commission), in each case as now in effect and as they may be promulgated or amended from time to time (collectively, the “Securities Laws”), and the rules, policies and directives (collectively, the “Exchange Rules”) of the OTCQX (over the counter stock exchange) (the “Exchange”), deliver to Escrow Agent to hold for the benefit and in the name of Seller Three Hundred Thousand (300,000) shares of PubCo’s restricted common shares from PubCo’s treasury (“PubCo Shares”) which PubCo Shares are the same as those otherwise traded on the OTCQX market under stock symbol “INLB” with a stipulated value for the purpose of the Purchase Price Allocation only, but without representation or warranty of any kind of PubCo with respect to the market value, transferability, or other condition, right or remedy thereof, of Eight Hundred Thousand US Dollars ($800,000.00). Seller hereby agrees to furnish PubCo all reasonably requested information in connection with issuing and delivering the PubCo Shares pursuant to this Section and to fully cooperate with PubCo and its Affiliates (collectively, “PubCo’s Affiliates”) in effecting the issuance and delivery of such PubCo Shares, to execute and deliver to PubCo or PubCo’s Affiliates all documents requested by PubCo or PubCo’s Affiliates; provided, however, that all of the foregoing are delivered to Seller prior to Closing and are subject to Seller’s approval, not unreasonably withheld. Seller consents, on its own behalf and on behalf of any insider (as defined in accordance with Exchange policies) of Seller who is an individual, (A) to the disclosure of certain information to the Exchange as required to be included in reporting forms; and (B) to the collection, use and disclosure of this information by the Exchange as required by the Exchange, from time to time. Seller also consents to the disclosure of information as may be required by the Securities and Exchange Commission and/or the State Governmental Authorities. The PubCo Shares shall be subject to a leak out agreement in substantially the form attached hereto as Exhibit B (the “Leak-Out Agreement”).

(f)            Asset Allocation. Prior to Closing, and updated through Closing, Buyer LLC and Seller shall allocate the Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code (the “Code”) and in accordance with the methodology set forth on Schedule 1(f) of the Disclosure Schedules (the “Purchase Price Allocation”). Buyer LLC shall prepare one or more IRS Forms 8594, attached as Schedule 1(f) in accordance with the Purchase Price Allocation and provide such form(s) to Seller. Buyer LLC and Seller shall report the purchase and sale of the Purchased Assets on all Tax Returns (including, without limitation, IRS Forms 8594) in accordance with such Purchase Price Allocation and such IRS Forms 8594 as prepared by Buyer LLC, and shall not take any position for Tax purposes (on a Tax Return, in a Tax audit or other proceeding or otherwise) inconsistent with the foregoing except to the extent otherwise required by Law.

2.              Closing.

(a)            Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at a location and time mutually agreed to by the Parties that is no more than seven (7) Business Days after all of the Conditions Precedent shall have been satisfied or waived in writing by Buyer LLC or PubCo, as applicable, including, without limitation, the written approvals of the MED and the Local Licensing Authority, to the transfer of ownership of all of the Licenses from Seller to Buyer LLC. The Parties acknowledge and agree that Closing shall be contingent upon the unconditional approval by MED and the Local Licensing Authority of the Transactions, and the Parties shall work diligently to take all steps reasonably necessary to obtain such approval.

(b)           Deliveries by Seller. At or prior to the Closing (or where a different delivery date is set forth in the description of a deliverable in this subsection (b)), Seller shall deliver to the Escrow Agent for the benefit of Buyer LLC the following Seller Deliverables:

(i)             A Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”), Assignment and Assumption of Licenses in the form attached hereto as Exhibit D (the “Assignment”), and an assignment of the Lease for the Leasehold Premises in the form attached hereto as Exhibit E, duly executed by Seller and the landlord (“Landlord”) (the “Lease Assignment”);

(ii)           The Leak Out Agreement in the form attached as Exhibit B fully executed;

(iii)         An assignment and assumption of the Business Contracts from Seller to Buyer LLC that Buyer LLC has agreed in writing to assume, duly executed by Seller and Buyer LLC, in the form attached hereto as Exhibit F (the “Business Contracts Assignment”);

(iv)          A landlord / tenant Estoppel Certificate duly executed by Seller, as tenant, and Landlord with respect to the Lease and Lease Assignment, for the benefit of Buyer LLC, in the form attached hereto as Exhibit G (the “Estoppel Certificate”);

(v)           Form 8594, duly executed by Seller;

(vi)          An executed IRS Form W-9 from Seller in form and substance reasonably acceptable to the Escrow Agent;

(vii)        An Escrow Agreement in form and substance attached hereto as Exhibit H, duly executed by Seller;

(viii)      Payoff letters or other documentary evidence, in each case, in form and substance reasonably acceptable to Buyer LLC, with respect to the payment, release and discharge of all Indebtedness of Seller with respect to the Business of Seller;

Evidence satisfactory to Buyer LLC of the release of all Liens other than permitted Liens on any of the Purchased Assets or properties of Seller or the assets or properties of Seller being conveyed hereunder;” and

(ix)          Any and all other documents reasonably requested by Buyer LLC or the Escrow Agent (collectively, all of the agreements, documents, instruments and other writings required by Section 2 (b) are referred to as the “Seller Deliverables”).

(c)            Deliveries by Buyer LLC or PubCo, as Applicable. At or prior to the Closing, Buyer LLC or PubCo, as applicable, shall deliver to the Escrow Agent for the benefit of Seller the following Buyer LLC Deliverables:

(i)             Executed counterparts of the Assignments to which Buyer LLC is a party;

(ii)           The Initial Deposit in cash or other immediately available funds;

(iii)         The Note in the form attached hereto as Exhibit A and related documents;

(iv)          The Leak Out Agreement;

(v)           The PubCo Shares;

(vi)          Form 8594, duly executed by Buyer LLC; and

(vii)        Any and all other documents reasonably requested by Seller or the Escrow Agent (collectively, the “Buyer Deliverables”).

3.              Representations and Warranties of Seller.

Seller represents and warrants to Buyer LLC and PubCo as of the Effective Date and as of the Closing Date as follows:

(a)            Authority/Ownership. Seller has all the requisite organizational power and authority to enter into this Agreement and to execute, deliver, and perform all of Seller’s obligations hereunder including, without limitation, the sale of the Purchased Assets and the transfer of the Licenses. Prior to Closing, Seller shall have taken all organizational action required to be taken by Seller in order to authorize Seller to execute, deliver and perform the respective Seller Deliverables. The Seller Deliverables, when executed and delivered to Buyer LLC and PubCo, shall constitute valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally; and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution and delivery of this Agreement by Seller, the performance of the obligations of Seller hereunder, and the consummation of the Transactions have been duly authorized by all requisite organizational action of Seller. Seller has sole and exclusive, good, valid, and transferable title to the Purchased Assets and has transferrable title to the Licenses being sold, as of August 19, 2021 when the Local Licensing Authority issued its license to Seller and thereafter the MED license number 402R-00918 was converted from conditional status to active status, without any Liens thereon, and there are no other agreements or arrangements, oral or written, in existence with regard to the sale or option to sell the Purchased Assets or the Licenses of the Seller. Seller does not currently own or control, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Seller has never been and is not currently a participant in any joint venture, partnership or similar arrangement. Seller represents and warrants that there are no Liens on any of the Purchased Assets, the Leasehold Premises or the Licenses.

(b)           No Options. There are no outstanding or authorized options, warrants, convertible securities, or other rights, agreement, arrangements, or commitments of any character relating to any interests of the Seller.

(c)            No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Seller Deliverables, and the consummation of the Transactions contemplated hereby and thereby, excepting approval of the MED and Local Authority, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Seller; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller; (iii) conflict with, result in a violation or breach of, constitute a default under, result in the termination, modification, or cancellation of, or create in any Person the right to accelerate, terminate, modify, or cancel, any Contract to which the Seller is a party; (iv) require the consent, approval, declaration or filing with, notice to, or other action by any Governmental Authority or other Person, except as provided in Section 3(a); or (v) result in the creation or imposition of any Lien on any Purchased Asset or Assumed Liability.

(d)           No Violation. Subject to the approval of MED and the Local Licensing Authority, the execution, delivery, and performance of this Agreement does not, and the consummation of the Transactions contemplated hereby shall not, violate any provisions of any contract, Business Contract, agreement, opinion, instrument, order, judgment, or decree, whether oral or written, to which Seller is a party or by which Seller is bound.

(e)            Litigation. To the best of Seller’s Knowledge, there is no litigation, arbitration, or claim (either formal or informal) or investigation pending or threatened against Seller, Seller’s officers, directors, members, managers or key employees, or the Affiliates of the foregoing (collectively, “Seller’s Affiliates”), or the Purchased Assets or Licenses (collectively, a “Claim Against Seller”), and no facts exist prior to the Effective Date or the Closing Date that Seller reasonably believes could result in a Claim Against Seller, the Purchased Assets or Assumed Liabilities. To the best of Seller’s Knowledge, neither Seller nor the Purchased Assets, Licenses or Assumed Liabilities are subject to any outstanding order, writ, judgment, injunction, decision, award, compliance order, consent decree, settlement agreement, or determination letter of any governmental, regulatory, or administrative authority or body, or arbitrator or arbitration panel. There is no action, suit, proceeding or investigation by Seller pending or which Seller intends to initiate, and no basis for any such action, suit, proceeding or investigation to be initiated against Seller or Seller’s Affiliates, or that relates to the Licenses, the Lease or Assumed Liabilities.

(f)            Consents and Approvals. Except for the authorizations of MED and the Local Licensing Authority described in Section 3(h), which shall be received prior to Closing, and the consent of the Landlord of 6101 N. Washington Street, Denver, Colorado 80216, which is attached as part of Exhibit E, no consent, approval, or authorization of, or declaration, filing, or registration with, any governmental entity or regulatory authority or any other third party (public or private) is required in connection with Seller’s execution, delivery, and performance of this Agreement or the consummation of the Transactions.

(g)           Compliance with Laws. Seller has complied and is in current compliance in all material respects with all applicable judicial or administrative decisions and all state and local laws, statutes, licensing requirements, rules, and regulations applicable to the Business, including environmental, occupational health and safety, zoning, employment, immigration Laws, but excluding all federal Laws regarding the possession and distribution of marijuana. Seller has materially complied with and remains in material compliance with all Colorado Laws regarding the regulation of a recreational marijuana business, and all related state regulations. Seller has not modified any of the Licensed Premises associated with the Licenses without the required permission from MED, Local Licensing Authority and Landlord. Seller has exercised its best efforts to comply with Section 280E of the Code and the Cole Memorandum. Seller has no Knowledge of any order issued, audit, investigation, or proceeding pending or threatened, with respect to any violation of or conflict with any state or local law, statute, rule, or regulation by the Seller relating to the operation of the Business, or with regard to the Seller’s taxes.

(h)           Licenses. The Seller has been granted a marijuana license from the MED conditional on the issuance of a marijuana license from the Local Licensing Authority which occurred on or about August 19, 2021. Upon issuance of the Local Licensing Authority marijuana license and final approval of the state license number 402R-00918 by the MED (collectively the “Licenses), said Licenses and all such permits, authorizations, consents and approvals are active, in full force and effect, and adequate to effect a change of ownership of the Licenses from Seller to Buyer LLC and to carry on the Business. Upon receipt of the fully active Licenses issued by the MED and Local Licensing Authority, Seller shall provide Buyer LLC true, accurate and complete copies of the Licenses, and has provided Buyer LLC with true, accurate and complete copies of all permits, diagrams, drawings issued to or in possession of Seller or Seller’s Affiliates relating to the Licenses, Leased Premises or personal property, and the Lease, including all applications, proposed changes and amendments, renewals, documentation and correspondence received from any Governmental Authority relating to such Licenses, the Lease and the Leased Premises. Seller has not received any notice of material violation in respect to any Licenses, the Leased Premises or the Lease including, without limitation, any citations for code violations, illegal activity or criminal conduct (whether by Seller or any officer, director, employee or consultant thereof), and no investigation or proceeding is pending or threatened that would reasonably be expected to result in the suspension, revocation, non-renewal or limitation or restriction of any such Licenses or the Lease, provided, however, that the zoning permits may be subject to renewal procedures. There are no circumstances (now existing or reasonably anticipated) that, with or without the passage of time, would cause a default under or violation of any Licenses or the Lease, or cause the suspension, revocation, non-renewal or any limitation or restriction of any such Licenses or the Lease. Seller: (i) has not received any notice of deficiency or other notice from any Governmental Authority regarding non-compliance with Law; and (ii) has not issued, or is otherwise a party to, any plans of correction. There are no disciplinary actions pending against Seller with the MED or any other Governmental Authority, and Seller has timely responded to any deficiencies issued by the MED. Neither the execution of this Agreement nor any other document related thereto nor the consummation of the Transactions contemplated herein or therein will impair or result in the cancellation, suspension, revocation, forfeiture, or nonrenewal of any of the Licenses or the Lease, subject to receipt of the Landlord’s consent to the Lease Assignment.

(i)             Permits. Exhibit D lists and attaches a copy of all current Permits and Licenses issued to the Seller, including their names and their respective dates of issuance and expiration. No Permit or License has lapsed or been suspended, cancelled, or revoked. All fees and charges have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of the Licenses or any Permit identified as a Purchased Asset. Seller has not engaged in the distribution of cannabis in any manner not authorized by the Licenses, Permits and Marijuana Laws.

(j)             Contracts. The Seller’s Contracts at Schedule 1(d) includes true and complete copies of all material Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. Each Contract is valid and binding in accordance with its terms and is in full force and effect. Neither the Seller nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate, including by non-renewal, any Contract. Seller shall be responsible for terminating any agreement(s) not expressly assumed by Buyer LLC in writing. Seller shall cooperate with Buyer LLC to obtain the assignment of any Contract requested by Buyer LLC.

(k)           Environmental Matters. Seller is in material compliance with all Environmental Laws. In furtherance thereof, Seller states as follows:

(i)             Seller has not received any written notice from any Governmental Authority or any other Person alleging violation of or non-compliance with any Environmental Law;

(ii)           Seller’s existing use, maintenance and operation of the Business and the Purchased Assets comply in all material respects with all applicable Environmental Laws;

(iii)         Seller does not use, store or maintain Hazardous Materials except for de minimis amounts of cleaning or office supplies and equipment customarily found in offices and businesses similarly situated to the Seller and permitted by the MED, the Marijuana Laws, and the Marijuana Licenses. Seller has provided or otherwise made available to Buyer LLC copies of all material environmental studies, analyses, reports and investigations in the possession, custody or control of the Seller relating to compliance with Environmental Laws and releases of any Hazardous Materials.

(iv)          There has been no spill, discharge, leak, emission, injection, escape, dumping, or release of any Hazardous Material that would cause Seller to be held materially liable under any Environmental Law;

(l)             Enforcement Action. There are no pending or threatened investigations, administrative proceedings, litigation, regulatory hearings or other Enforcement Actions concerning the Purchased Assets, Lease or Assumed Liabilities that would cause Seller to be held materially liable under any Law, including any Environmental Law.

(m)          Undisclosed Liabilities. Except as provided herein, with respect to the Purchased Assets Seller has no known liabilities, obligations or commitments of any nature whatsoever, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, secured or unsecured, or otherwise, and all of the foregoing shall be included in the term “Retained Liabilities”.

(n)           Condition and Sufficiency of Assets.

(i)             The items of tangible personal property that constitute the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, with none in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(ii)           The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that will be available for use at the Leasehold Premises following the Closing are reasonably sufficient for the immediate and anticipated needs of the Business and comply with Applicable Laws.

(o)           Litigation/ Governmental Orders. There is no Action pending or currently threatened against the Seller or against any stockholder, member, officer, director, manager or employee of the Seller. No outstanding Governmental Order relates specifically to the Purchased Assets or the Business. No Seller is currently planning to initiate any Action before any court, arbitrator, or Governmental Authority. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any Action seeking to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Seller or any of the Purchased Assets.

(p)           Taxes.

(i)             All Tax Returns required to be filed by Seller have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing have been timely paid by Seller.

(ii)           Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied with all information reporting and backup withholding provisions of applicable Law.

(iii)         No claim has been made by any taxing authority in any jurisdiction where the Seller does not file Tax Returns that Seller is, or may be, subject to Tax by that jurisdiction.

(iv)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(v)           All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(vi)          Seller is not a party to any Action by the Colorado Department of Revenue or the IRS. There are no pending or threatened Actions against Seller by the Colorado Department of Revenue or the IRS.

(vii)        There are no Liens for Taxes, other than for current Taxes not yet due and payable, upon the assets of Seller, including the Purchased Assets.

(viii)      Seller is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(ix)          Seller has no liability for any Taxes of any other Person.

(q)           Title to Purchased Assets. Seller is the sole owner and has good and marketable title to the Purchased Assets being sold to Buyer LLC hereunder, and upon delivery thereof as contemplated herein, Buyer LLC will receive good and marketable title to the Purchased Assets, free and clear of any Liens of any kind.

(r)            Real Property. The Premises are sufficient for the conduct of the Business.

(s)            Insurance. Seller and the Purchased Assets are all adequately insured, and true and correct copies of all insurance policies have been delivered to Buyer LLC as a Contract. No claims have been made under any such policy.

(t)             Full Disclosure; No Additional Warranties. No representation or warranty by Seller hereunder contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(u)           Due Diligence Information. For the thirty (30) day period following the Effective Date (the “Due Diligence Period”), Buyer LLC shall be entitled to conduct its due diligence on Seller, the Purchased Assets, the Assumed Liabilities, Seller’s Business, and the Transactions (the “Due Diligence”) and Seller shall furnish, deliver, cause to be delivered or make available to Buyer LLC, within 48 hours of Buyer LLC’s request, all items listed below and all items reasonably requested by Buyer LLC in connection with Buyer LLC’s Due Diligence, including but not limited to the following documentation (“Documentation”), including where relevant, true, accurate and completed copies of such Documentation:

(i)             A complete list of the Purchased Assets;

(ii)           A list of the Seller’s Licenses;

(iii)         Seller’s Organizational Documents; and

(iv)          All other items requested from Buyer LLC during the Due Diligence process as mutually agreed to by Buyer LLC and Seller.

(v)           No investigation by Buyer LLC or other information received by Buyer LLC shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

(w)          Seller shall deliver reasonable access to Seller’s Licensed Premises.

(x)           Brokers or Finders.  Neither Party shall have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions contemplated by this Agreement for which the other Party could become liable or obligated.

(y)           No Shorting. Seller has not engaged in any short sales of the PubCo Shares or instructed any third party to engage in the same prior to Closing. Seller shall not be in a Net Short Position with respect to the PubCo Shares issued under this Agreement. “Net Short Position” means a sale of stock by a purchaser that is marked as a short sale and is made at a time when there is no equivalent offsetting long position in the stock held by the purchaser.

(z)            Compliance with Other Instruments. Seller is not in violation or default: (i) of any provisions of the respective formation or other Organizational Documents of Seller; (ii) of any instrument, judgment, order, writ or decree; (iii) under any note, indenture or mortgage; (iv) of the Lease or any other lease, agreement, Business Contract, Contract or purchase order to which Seller is a party or is material to Seller’s Business; or (v) of any provision of Law applicable to Seller with the sole exception being federal Laws applicable to the sale of marijuana. The execution, delivery and performance of this Agreement and the Seller Deliverables and the consummation of the Transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either: (A) a default under any such provision, instrument, judgment, order, writ, decree, Business Contract, Contract or agreement, or a default under any provision, instrument, judgment, order, writ, decree, Business Contract, Contract or agreement to which Seller is bound or is material to Seller’s Business; or (B) an event which results in the creation of any Lien upon the assets of Seller or those being assigned to Buyer LLC, or the suspension, revocation, forfeiture, or nonrenewal of any material permit or License applicable to the foregoing.

(aa)         Indebtedness. Seller is not a guarantor or indemnitor of any Indebtedness of any other Person. Except in the ordinary course of the Business of Seller, Seller is not a party to any Contract that purports to: (i) limit, curtail or restrict the ability of Seller in any respect to: (W) compete with any other Person or compete in any geographic area, line of business, or market; (X) make sales or provide services to any Person in any manner; (Y) use or enforce any Intellectual Property of any Person; or (Z) develop or distribute any technology or intellectual property right; (ii) solicit the employment of, or hire, any potential employees, consultants, or contractors of any Person; or (iii) grant a Person or any customer “most favored nation” pricing or similar status. Seller has not: (i) incurred any Indebtedness for money borrowed or incurred any other Liabilities in excess of FIVE THOUSAND AND NO/100 U.S. DOLLARS ($5,000.00), individually or in the aggregate; (ii) made any loans or advances to any Person, other than ordinary advances for travel expenses; or (iii) sold, exchanged or otherwise disposed of any of its Assets or rights. For the purposes of this Subsection all Indebtedness, Liabilities, agreements, understandings, instruments, Contracts, Business Contracts and proposed transactions involving the same Person shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subpart.

(bb)        Taxes. There are no Taxes due and payable by Seller that have not been timely paid (whether or not shown on any Tax Return) and there are no accrued and unpaid Taxes of Seller that are due, whether or not assessed or disputed. Seller has duly and timely filed all Tax Returns required to have been filed by it and such Tax Returns are true, accurate and complete in all material respects. Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax. Seller has withheld and paid to the appropriate taxing authority or other Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any assets of Seller. Seller has not received any notice or received any other communication from any Governmental Authority that any Tax deficiency or delinquency has been asserted against Seller. There is no unpaid assessment, proposal for additional Taxes, deficiency or delinquency in the payment of any of the Taxes of Seller that has been asserted by any Governmental Authority through the Closing Date. No audit or other examination of any Tax Return of Seller is presently in progress, Seller has not received notice or received any other communication from any Governmental Authority that a Governmental Authority audit of Seller is pending or that such audit is threatened through the Closing Date. Seller has complied with applicable Law relating to Taxes.

(cc)         The Facility Lease. With respect to the Lease: (a) such Lease is in full force and effect, Seller and Landlord are in compliance with such Lease including payment of all rent due and payable under such Lease and performance of the respective obligations of the parties thereto, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach or default of such Lease; (b) neither Seller nor the Landlord has either received nor given a notice of any default or event that with notice or lapse of time would constitute a default under the Lease; (c) Seller holds a valid tenant’s leasehold interest in the Leased Premises free of any Liens and (d) Seller has not subleased, assigned or otherwise granted any other parties the right to use or occupy any of the Leased Premises or any portion thereof.

(dd)        PubCo Shares. In connection with the delivery by PubCo of the PubCo Shares and Seller’s acquisition of the PubCo Shares, Seller represents, warrants, and acknowledges the following:

(i)             This Agreement is made with Seller in reliance upon Seller’s representation to Buyer LLC and PubCo, which by Seller’s execution of this Agreement, Seller hereby confirms, that the PubCo Shares to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and that Seller has no present intention of selling, contributing, granting any participation in, or otherwise distributing the same in violation of the Securities Act. By executing this Agreement, Seller further represents that Seller does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, contribute, transfer or grant participations to such Person or to any third Person, with respect to any of the PubCo Shares.

(ii)           Seller has had an opportunity to discuss PubCo’s business, management, financial affairs and the terms and conditions of the offering of the PubCo Shares with Seller’s management and has had an opportunity to review PubCo’s facilities, if any. Seller has had an opportunity to review PubCo’s OTC listing and various public filings with the Securities and Exchange Commission at http://www.sec.gov and shown on PubCo’s website including, without limitation, PubCo’s Form 10-K Annual Report under Section 13 or 15 (d) of the Securities Exchange Act of 1934 for the fiscal year ended September 30, 2020 (including the Risk Factors described therein) and has had an opportunity to discuss the same with PubCo's management. The foregoing, however, does not expand or modify the representations and warranties of Buyer LLC or PubCo in this Agreement or the right of Seller to rely thereon.

(iii)         Seller is an Accredited Investor, as defined in Regulation D, C.F.R., §§ 230.501 of the Securities Act of 1933.

(iv)          Seller understands that the PubCo Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the PubCo Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Seller must hold the PubCo Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that neither PubCo nor Buyer LLC has any obligation to register or qualify PubCo Shares for resale; provided, that if, at any time the PubCo Shares are being sold in an off-shore transaction and in compliance with the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with local Law and regulations, the legend may be removed by providing a declaration of offshore resale to PubCo’s transfer agent in form reasonably satisfactory to PubCo and its transfer agent, together with such other evidence as PubCo or its transfer agent may require, which may include an opinion of counsel in form and substance satisfactory to PubCo, to the effect that the transfer may be completed and the legend removed without registration under the Securities Act and any applicable state securities Law. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the PubCo Shares, and on requirements relating to PubCo which are outside of Seller’s control, and which PubCo is under no obligation and may not be able to satisfy. Seller acknowledges that the following legend will appear on the PubCo Shares at issuance:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, A LEGAL OPINION SATISFACTORY TO THE CORPORATION MUST FIRST BE PROVIDED TO THE CORPORATION OR THE TRANSFER AGENT, IF ANY, OF THE CORPORATION.

A NEW CERTIFICATE, BEARING NO LEGEND, MAY BE OBTAINED FROM THE TRANSFER AGENT, IF ANY, OF THE CORPORATION, UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION AND THE TRANSFER AGENT OF THE CORPORATION AND, IF SO REQUIRED BY THE TRANSFER AGENT OF THE CORPORATION, AN OPINION OF COUNSEL, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.”

(v)           Seller has not either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the delivery of the PubCo Shares.

4.              Representations and Warranties of Buyer LLC/PubCo.

Buyer LLC and PubCo represent and warrant to Seller as of the Effective Date and as of the Closing Date as follows:

(a)            Authority/Ownership. Buyer LLC and PubCo have all the requisite organizational power and authority, and if such Person is an individual person, the legal capacity, to enter into this Agreement and to execute, deliver, and perform all of Buyer LLC’s and PubCo’s respective obligations hereunder, including the purchase of the Purchased Assets and the transfer of the Licenses and PubCo Shares. The execution and delivery of this Agreement by Buyer LLC and PubCo, the performance of the obligations of Buyer LLC and PubCo hereunder, and the consummation of the Transactions, have been duly authorized by all requisite organizational action of Buyer LLC and PubCo.

(b)           No Violation. The execution, delivery, and performance of this Agreement does not, and the consummation of the Transactions contemplated hereby shall not, violate any provisions of any Business Contract, agreement, opinion, instrument, Securities Laws, Exchange Rules, order, judgment, or decree, whether oral or written, to which Buyer LLC or PubCo is a party or by which Buyer LLC or PubCo are bound.

(c)            Consents and Approvals. Except for the authorization of MED and the Local Licensing Authority and the approval of the Exchange to the Transactions, which shall be received prior to Closing, no consent, approval, or authorization of, or declaration, filing, or registration with, any governmental entity or regulatory authority or any other third party (public or private) is required in connection with Buyer LLC ’s and PubCo’s execution, delivery, and performance of this Agreement or the consummation of the Transactions.

5.              Indemnification. The indemnification provisions in this Section 5 shall : (a) be effective at the Closing, (b) be in addition to any indemnification otherwise provided for in this Agreement or available at Law, and (c) survive the Closing.

(a)            Indemnification by Seller. Seller and Seller’s Affiliates (collectively in this Section 5 “Seller”) shall, jointly and severally, indemnify, defend, and hold harmless the Buyer LLC and PubCo and each of their respective officers, directors, members, managers, employees, agents, representatives and Affiliates (collectively, the “Buyer LLC Indemnified Parties”, and also referred to herein, either individually or together with the Seller Indemnified Parties, as the “Indemnified Parties”) from and against Losses arising out of or otherwise due to:

(i)             The material failure of any representation or warranty of Seller contained herein to be true and correct;

(ii)           Any material nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement including, without limitation, any breach or nonfulfillment of any covenant, warranty, representation, agreement or other obligation of Seller under the Operative Agreements;

(iii)         Any Retained Liability, Excluded Asset and all Taxes accrued or arising prior to Closing, regardless of when reported or reportable, paid or payable or demanded;

(iv)          Any act or omission to act of fraud, intentional misrepresentation, gross negligence, or willful breach by Seller;

(v)           Any claims made at any time arising out of, or in connection with, any environmental laws or environmental conditions on or relating to the Leased Premises or Purchased Assets which are based upon conditions existing, actions taken or failures to act prior to the Closing Date;

(vi)          Taxes accrued or arising prior to Closing, regardless of when reported or reportable, paid or payable or demanded attributable to the Leased Premises, the ownership, operation or use of the Purchased Assets and/or the Excluded Assets, the Assumed Liabilities, the Retained Liabilities, and the conduct of the Business;

(vii)        Any modification of the interior or exterior of the Leased Premises prior to the Closing;

(viii)      Any nonpayment or non-performance of any Liability accrued or arising prior to Closing, regardless of when reported or reportable, paid or payable or demanded attributable to the Lease, the Leased Premises, the Retained Liabilities, Excluded Assets, the Purchased Assets, the Business and the Assumed Liabilities;

(ix)          Any unresolved sales and use tax liability attaching to the Purchased Assets or the Lease or the Leased Premises accruing prior to Closing, and any State and/or federal income tax liability relating to the Business accruing prior to Closing;

(x)           Any other Action, including pending or threatened litigation, proceeding, arbitral action, or governmental investigation related to actions or events occurring prior to the Closing Date; and

(xi)          All of Seller’s portion of the Transaction expenses, fees and costs of the Escrow and this Agreement, including without limitation, all of Seller’s attorneys’ fees, expenses and costs relative to the negotiation, execution and carrying out of this Agreement.

(b)           Indemnification by Buyer LLC and PubCo. Buyer LLC and PubCo, jointly and severally, shall indemnify, defend, and hold harmless the Seller and Seller’s Affiliates (collectively, the “Seller Indemnified Parties”, and also referred to herein, either individually or together with the Seller Indemnified Parties, as the “Indemnified Parties”) from and against Losses arising out of or otherwise due to:

(i)             The material failure of any representation or warranty of the Buyer LLC or PubCo contained herein to be true and correct;

(ii)           Any material nonfulfillment of or failure to perform, any covenant or agreement on the part of Buyer LLC or PubCo contained in this Agreement;

(iii)         Any unresolved sales and use tax liability attaching to the Purchased Assets accruing after the Closing, and any income tax liability relating to the Business accruing after the Closing;

(iv)          Any nonpayment or non-performance of any Assumed Liability accrued or arising after Closing and

(v)           Any act of fraud, intentional misrepresentation or willful breach by the Buyer LLC or PubCo of this Agreement.

(c)            Survival of Representations and Warranties. All of the representations and warranties of Seller set forth in Section 3 and of Buyer LLC and PubCo set forth in Section 4 shall survive until the expiration of the nine (9) month anniversary of the final payment of the Note (the “Survival Date”). All covenants shall survive the Closing.

(d)           Notice of Third-Party Claim. In the event a claim is made or filed against an Indemnified Party by a Person other than any Affiliate of the Indemnifying Party (a “Third Party Claim”), the Indemnified Party shall promptly (but in any event no more than ten (10) calendar days after receiving notice of or otherwise becoming aware that such Third Party Claim has been made or filed) provide written notice to the Indemnifying Party (the “Indemnity Notice”) hereunder (“Indemnifying Party”) of the same in writing, and the Indemnifying Party shall defend, compromise, and/or settle the Third Party Claim at its sole cost and expense, utilizing counsel that is acceptable to the Indemnified Party. The failure to so provide the Indemnity Notice within such ten (10) calendar day period shall not relieve the Indemnifying Party from liability hereunder unless such failure materially and substantially prejudiced the Indemnifying Party from defending, compromising, and/or otherwise settling the Third-Party Claim. The Indemnifying Party shall not be responsible for the expenses, including counsel fees, of the Indemnified Party incurred after the Indemnifying Party assumes defense of the Third-Party Claim, but the Indemnified Party may participate therein and retain counsel at its own expense. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(e)            Notice of Claim. In the event any Indemnified Party should have a claim under Section 5 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party, within thirty (30) calendar days following the date on which the Indemnified Party becomes aware of such claim; provided that no delay on the part of any Indemnified Party in notifying the Indemnifying Party, as applicable, shall relieve the Indemnifying Parties of any Liability or obligations hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. If the Indemnifying Party either notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to respond to the Indemnity Notice within thirty (30) days following the date on which such Indemnity Notice is delivered to the Indemnifying Party, as applicable, any and all Losses arising from the claim specified in such Indemnity Notice shall be conclusively deemed a Liability of the Indemnifying Party under Section 5, and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party as and when incurred by such Indemnified Party. If the Indemnifying Party disputes the fact that any indemnification obligations exist with respect to such claim, then the Indemnified Party shall have thirty (30) days following the date on which such Indemnity Notice is delivered to the Indemnifying Party to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30) day period there remains a dispute as to any such claim, then the Indemnified Party and the Indemnifying Party shall attempt for a period not to exceed twenty (20) additional days to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a settlement agreement shall be promptly prepared and signed by the Indemnified Party and the Indemnifying Party. If the Parties do not agree within such additional twenty (20) day period, or do so agree but do not enter into a settlement agreement within thirty (30) days following the end of such twenty (20) day period, then either the Indemnified Party or the Indemnifying Party may elect to resolve such dispute by any remedy available that is not contrary to this Agreement.

(f)            Calculation of Losses. The amount of any Losses for which indemnification is provided shall be net of (i) any amounts actually recovered by such Indemnified Party under insurance policies with respect to such Loss, (ii) any amounts collected from third parties (other than Affiliates of Buyer LLC or Seller), and (iii) any tax benefit that the Indemnified Party receives as a result of the Loss. The Indemnified Party agrees to take commercially reasonably steps to obtain any such insurance proceeds, third party collections, and tax benefits. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY AGREES THAT IT WILL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY OTHER PARTY ON ANY THEORY OF LIABILITY FOR SPECIAL, SPECULATIVE, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY AGREES THAT NO OTHER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC FORMAT OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g)           Intentionally Omitted.

(h)           Set-Off. Each indemnification obligation of Seller pursuant to this Section 5 may, at the election of the Buyer LLC in its sole discretion, be satisfied in whole or in part by (in addition to direct claims against Seller and all other remedies of Buyer pursuant to this Agreement) a set-off against any amounts outstanding under the Buyer LLC’s Note, in accordance with the terms, and subject to the limitations, thereof, and subject to the limitations set forth in Sections 5 (c) and (f) above. Except with respect to all Taxes described in Section 5 (a), such right of set-off remains subject to the notice and procedure requirements set forth in this Section 5 and, provided that Seller shall not be in default of this Agreement, any failure on the part of Buyer LLC to follow such notice and procedure requirements with respect to an indemnification obligation of Seller shall nullify Buyer LLC’s right to set-off indemnification obligations of Seller against any amounts outstanding under the Buyer LLC’s Note only with respect to the specific indemnification obligation subject to the notice and procedure requirements not given in compliance with Section 5. ..

6.              Conditions to Closing (collectively, the “Conditions Precedent”).

(a)            Mutual Conditions.

The obligations of Buyer LLC, PubCo and Seller to consummate the Transactions are subject to the fulfillment, at or before the Closing, of the following Conditions Precedent (all or any of which may be waived in writing in whole or in part by a Party in its sole discretion):

(i)             Regulatory Approvals. All regulatory approvals required to consummate the Transactions by the MED, Local Regulatory Authority, any United States securities exchange governing the issuance of the PubCo Shares, in the manner contemplated herein, and all other Governmental Authorities (the “Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated.

(ii)           Governmental Consents. All consents, approvals and other authorizations of any Governmental Authority required to consummate the Transactions, shall have been obtained.

(iii)         Representations and Warranties. The representations and warranties of each of the Parties contained in this Agreement shall be true and correct in all material respects as of the Closing.

(iv)          Performance. Each of the Parties shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

(v)           Material Adverse Effect. There shall not have occurred a Material Adverse Effect as to a Party.

(vi)          No Proceedings or Injunctions. There shall be no Action, suit, claim, order, or legal proceeding pending or threatened in writing, or injunction granted, against any Party restraining or prohibiting the Transactions.

(vii)        Consents. All authorizations, approvals or permits of any Governmental Authority that are required in connection with the Transactions contemplated by this Agreement shall have been given without any condition, delay or stipulation.

(viii)      Satisfactory in Form. All corporate, limited liability company and other proceedings of the Parties in connection with the Transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parties and the Parties shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

(ix)          Disclosures. All disclosures by a Party shall be true and correct as of the Effective Date and the Closing Date.

(x)           PubCo Shares. PubCo shall have notified Seller and Buyer LLC in writing that all consents and approvals of any Governmental Authority or other third party(ies) required in connection with the issuance of the PubCo Shares and delivery thereof to Escrow Agent shall have been obtained and received.

(b)           Conditions that Must Be Satisfied for Buyer LLC and PubCo to be Obligated to Close.

The obligations of Buyer LLC and PubCo hereunder to consummate the Transactions are subject to the fulfillment to the satisfaction of Buyer LLC and PubCo, in their sole discretion, at or before the Closing, of each of the following Conditions Precedent by the designated Party (all or any of which may be waived in writing in whole or in part by Buyer LLC or PubCo in such Party’s sole discretion):

(i)             The satisfaction and release of all Liens and Liabilities, encumbrances, and claims of ownership in the Seller, the Purchased Assets and the Licenses of any kind by Seller to the satisfaction of Buyer LLC and PubCo.

(ii)           Seller shall have delivered to Buyer LLC copies, or where specified in this Agreement, originals of all notices to, declarations or filing with, or consents or approvals of, any Governmental Authority or other third party required in connection with the consummation of the Transactions, including without limitation, the originals of the Licenses, the Lease and the Business Contracts being assigned to and assumed by Buyer LLC.

(iii)         Seller shall have executed and delivered to Buyer LLC the Seller Deliverables set forth in Section 2(b) required to be executed and delivered by Seller (and Seller’s Landlord for the Lease) and for Seller to have fully performed all actions set forth in Section 2(b) to be taken by Seller.

(iv)          The Seller shall have delivered to Buyer LLC all Documentation necessary to satisfy the due diligence information obligation set forth in Section 3(u).

(v)           All of the representations and warranties of the Seller contained in this Agreement (A) shall have been true and correct when made; (B) that are not qualified by “materiality” shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and (C) that are qualified by “materiality” shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing.

(vi)          Since the Effective Date, there has been no material breach by Seller of any provision of this Agreement, including covenants, warranties or representations;

(vii)        Since the Effective Date, no event or events have occurred that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on Seller, the Purchased Assets, the Lease, the Leasehold Premises, the Lease Assignment, the Permits or the Licenses.

(viii)      There exists no demonstrable insolvency and no petition or other request seeking or requesting any type of bankruptcy protection or bankruptcy procedure of Seller or any of Seller’s Affiliates.

(ix)          Seller shall have maintained all of its Licenses and Permits in good standing on a timely basis at Seller’s sole cost and expense, and make and pay for any renewals as those renewals come due, up to and including the Closing.

(x)           The successful transfer of Seller’s Licenses, in compliance with Law to Buyer LLC, including all required state and local approvals of Governmental Authorities, shall have been obtained and received to the satisfaction of Buyer LLC.

(xi)          The Lease Assignment shall have been approved in writing by Buyer LLC and Landlord, and Landlord and Seller, as tenant, shall have delivered to Buyer LLC the Estoppel Certificate in form and substance acceptable to Buyer LLC in its discretion.

(xii)        Liabilities. At or before the Closing, each and every Liability shall have been paid to the reasonable satisfaction of Buyer LLC and, to the extent not made before the Closing, the payments therefor shall be made from the Initial Deposit and deducted from the amount otherwise payable to Seller.

(xiii)      Deliverables. Seller shall have delivered all Seller Deliverables to Buyer LLC and/or PubCo and/or the Escrow Agent on or prior to the Closing Date.

(xiv)       Title. The condition of title to the Leasehold Premises and the Lease are acceptable to Buyer LLC, in its sole and absolute discretion.

(c)            Conditions that Must be Satisfied for Seller to be Obligated to Close.

The obligations of Seller hereunder to sell the Purchased Assets are subject to the fulfillment, at or before the Closing, of each of the following Conditions Precedent, to the satisfaction of Seller, in its sole discretion (all or any of which may be waived in whole or in part by the Seller in its sole discretion):

(i)             Buyer LLC and PubCo shall have delivered to Seller, or the Seller shall have received, copies of all notices to, declarations or filing with, or consents or approvals of, any Governmental Authority or other third party required in connection with the consummation of the Transactions.

(ii)           Buyer LLC and PubCo shall have executed and delivered to the Seller the documents set forth in Section 2(c) required to be executed and delivered by it and shall have fully performed all actions set forth in Section 2(c) to be taken by it, and shall have paid or delivered into Escrow the Initial Deposit set forth in Section 2(c).

(iii)         All of the representations and warranties of the Buyer LLC and PubCo contained in this Agreement: (A) shall have been true and correct when made; (B) that are not qualified by “materiality” shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing; and (C) that are qualified by “materiality” shall be true and correct in all respects as of the Closing with the same force and effect as if made as of the Closing.

(iv)          Since the Effective Date, there has been no material breach by Buyer LLC or PubCo of any provision of this Agreement, including covenants, warranties or representations.

(v)           PubCo shall have delivered the PubCo Shares into Escrow.

7.              Covenants and Further Agreements.

For good and valuable consideration, which is enumerated in Section 1(e), the Parties agree as follows:

(a)            Conduct of the Business. From the date hereof until the Closing Date, the Seller shall conduct its Business in the ordinary course of business consistent with past practices and shall use best efforts to preserve intact its business organization and relationships with third parties (including customers, vendors, partners and other material commercial third parties) and to keep available the services of its current officers and employees. Notwithstanding anything else in this Agreement to the contrary, between the Effective Date and the Closing Date (the “Pre-Closing Period”) Seller shall not do any of the following acts without the prior written consent of Buyer LLC not unreasonably withheld, conditioned or delayed except such acts that are within the ordinary course of the Business of Seller:

(i)             Enter into any debt financing or other loan transaction, whether as a debtor, creditor, guarantor or otherwise;

(ii)           Take any action, or fail to take any action, that would result in the imposition of a Lien on any of the assets of Seller or the issuance by the MED of a notice of deficiency to Seller;

(iii)         Propose, authorize, enter into, ratify, amend, renew, let lapse or terminate, or modify, any agreement, understanding, instrument, Contract or proposed transaction, or any group or related agreements, understandings, instruments, Contracts or proposed transactions of Seller out of the ordinary course of Seller’s Business: (a) with respect to any service provider; or (b) that involves (individually or in the aggregate, contingent or otherwise) obligations of, or payments to, any service provider or Seller: (i) in excess of TWENTY-FIVE THOUSAND AND NO/100 U.S. DOLLARS ($25,000.00) annually or over the lifetime of such agreement, understanding, instrument, Contract or proposed transaction; or (ii) are outside the ordinary course of business;

(iv)          Enter into any management agreement contract;

(v)           Issue any equity interests (or any options, warrants or other securities, including securities exercisable, exchangeable or convertible into equity interests) in Seller or alter or change the rights, preferences or privileges of its equity interests; increase or decrease the number of its authorized securities; redeem or repurchase any equity interests; or authorize or grant any equity compensation to any Person;

(vi)          Amend, cancel or revoke its Organizational Documents; or approve a name change or conversion of Seller’s corporate or limited liability company status or approve or cause Seller to engage in any consolidation, exchange or merger with or into any other corporation or other entity or Person, or any other reorganization;

(vii)        Take any action that would restrict, inhibit or adversely affect Seller’s ability to: (a) conduct its Business as presently conducted or proposed to be conducted; (b) perform all of its duties and obligations under this Agreement; or (c) truthfully make any of the covenants, representations and warranties set forth in this Agreement as of the Closing;

(viii)      Sell, lease or otherwise dispose of any of the Purchased Assets or the Assignments;

(ix)          Make or agree to make any capital expenditures or incur any Liabilities that: (a) exceed FIVE THOUSAND AND NO/100 U.S. DOLLARS ($5,000.00) in the aggregate; and (b) are outside the ordinary course of business;

(x)           Approve, file, consent to or acquiesce in the filing of any bankruptcy or bankruptcy action by Seller or any Affiliate of Seller, or any assignment for the benefit of any of the foregoing creditors;

(xi)          Make any Material Adverse Change to its accounting methods, principles, or practices, except as required by GAAP, or make any Material Adverse Change to any Tax election, adopt or make any Material Adverse Change to any Tax accounting method, or amend any Tax Return unless a copy of such amendment has been made available for review a reasonable time prior to filing and Buyer LLC has approved such amendment;

(xii)        Transfer, directly or indirectly, any of its equity interests in any Person, or recognize any such sale or transfer as valid, or recognize any transferee in such sale or transfer as a member of such Person;

(xiii)      Require or accept, directly or indirectly, any capital contributions from any Person;

(xiv)       Dissolve or form any subsidiary or joint venture;

(xv)        Request the approval of the MED, any Governmental Authority or Landlord for any applications for, or amendments or modifications to the current Licenses, the Lease, or any other amendment or modification to its Contracts, including contracts or licenses for products, services or assistance with the cultivation, processing and/or dispensing of marijuana or apply for, respond to, defend against or protest any action taken or required to be taken by the MED or any Law enforcement agency of any Governmental Authority with respect to any of the Licenses including, without limitation, any notice of deficiency, renewal of any such license or permit, issuance or termination of any such license or permit, audit and otherwise pursuant to Law;

(xvi)       Permit the expiration or default of the Lease; or

(xvii)     Apply for, respond to, defend against or protest any action taken or required to be taken by the MED or any Law enforcement agency of any Governmental Authority with respect to any of the Licenses including, without limitation, any notice of deficiency, renewal of any such license or permit, issuance or termination of any such license or permit, audit and otherwise pursuant to Law (collectively, an “Enforcement Action”);

(b)           Tax-Related Issues.

(i)             Following the Closing Date, each of the Parties hereto shall afford each of the other Parties, its counsel and its accountants, at the requesting Party’s cost and expense, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (A) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental Authority, (iii) the determination or enforcement of the rights and obligations of any Party to this Agreement or (iv) in connection with any actual or threatened Action or Proceeding. Any information obtained by a Party in accordance with this subsection shall be held confidential by the recipient.

(ii)           (ii) Prior to the Closing Date, the Seller shall file or shall have filed all material federal, state, local, sales, payroll and all other tax returns (for all applicable years) as required by Law, and Seller shall pay or have made acceptable arrangements to pay all Taxes due and payable related thereto to the extent that such Tax Liability was incurred prior to the date of Closing. With the exception of the renewal fees, taxes, and other charges associated with the renewal of the Licenses with MED and the Local Licensing Authority after Closing, Buyer LLC shall have no liability or obligation with respect to any taxes of any kind incurred by the Seller or for penalties or interest with respect to any such tax liabilities incurred prior to Closing, and Seller shall be liable for the payment of all such tax liabilities of the Seller incurred prior to the date of Closing. With the exception of the renewal fees, taxes, and other charges associated with the renewal of the Licenses with MED and the Local Licensing Authority, Buyer LLC and Seller shall split 50%|50% any sales and transfer Taxes incurred as a result of the Transactions, if any. Buyer LLC shall be responsible for all fees, taxes, and other charges arising after Closing. Where applicable, any real or personal property taxes incurred with respect to the Licensed Premises or other Purchased Assets of the Business shall be pro-rated to the date of Closing.

(c)            Publicity. After the Effective Date, the Parties shall coordinate and agree upon a public release or announcement concerning the Transactions, which release or announcement shall occur within ten (10) Business Days after the Closing Date. No other publicity release or announcement shall be issued by any Party without the prior written consent of the other Parties hereto, not unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Law or the rules or regulations of any United States securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance.

(d)           Non-Disparagement. From and after the Closing Date, none of the Parties hereto nor any of their respective Affiliates shall make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written) that disparages, or may in any way harm the reputation or business of the other Party or any of their respective former, present, or future directors, managers, officers, equity holders, members, employees or related persons.

(e)            Approvals by Governmental Authorities. The Parties agree to use best efforts to take any and all actions necessary to avoid, eliminate and resolve any and all impediments under any Law that may be asserted by any Governmental Authority or any other Person with respect to the Transactions and to obtain all consents, approvals and waivers under any Law that may be required by any Governmental Authority to enable the Parties to close the Transactions as promptly as practicable, including (i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of the Parties or their subsidiaries or Affiliates or of the assets, properties or businesses to be acquired pursuant to this Agreement as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary) or any other order that would make the Transactions unlawful or would otherwise materially delay or prevent the consummation of the Transactions, (ii) terminating, modifying or assigning existing relationships, Business Contracts or obligations of the Parties or their subsidiaries or Affiliates or those relating to any assets, properties or businesses to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations of the Parties or their subsidiaries or Affiliates or the assets, properties or businesses to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit the Parties or their subsidiaries or Affiliates' freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties or businesses to be acquired pursuant to this Agreement; provided that the Parties are not obligated to take any action contemplated in (i) to (iv) hereof unless such action is expressly conditioned upon the closing of the Transactions. In addition, if any action or proceeding is instituted (or threatened) challenging the Transactions as violating any Law or if any decree, order, judgment or injunction (whether temporary, preliminary or permanent) is entered, enforced or attempted to be entered or enforced by any Governmental Authority that would make the Transactions illegal or otherwise delay or prohibit the consummation of the Transactions, the Parties and their Affiliates and subsidiaries shall take any and all actions to contest and defend any such claim, cause of action or proceeding to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction (whether temporary, preliminary or permanent) that prohibits, prevents or restricts consummation of the Transactions.

(f)            Regulatory Filings. Prior to the Closing the Parties shall use their reasonable best efforts (i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Transactions in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Transactions contemplated by this Agreement to be consummated as expeditiously as practicable. The Parties shall furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, managers, directors, trustees, officers, members, and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Buyer LLC or Seller to any Governmental Authority in connection with the Transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such Party and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Buyer LLC and Seller shall each furnish to the other for review a copy of each such filing made in connection with the Transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(g)           Omitted.

(h)           Consents. Prior to Closing Seller shall use its reasonable best efforts, and Buyer LLC shall reasonably cooperate with Seller at Seller’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations required by this Agreement. Each Party shall notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party), (ii) subject to Law and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from such Party) and (iii) any legal actions threatened or commenced against or otherwise affecting such Party that are related to the Transactions contemplated by this Agreement (and the response thereto from such Party). With respect to any of the foregoing, Seller shall consult with Buyer LLC and its representatives as often as practicable under the circumstances so as to permit Seller and Buyer LLC and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any Losses that may result from any of the foregoing.

(i)             Termination. This Agreement may be terminated by Buyer LLC or Seller at any time prior to the Closing Date for any of the following reasons (a “Termination Event”):

(i)             if PubCo is unable for any reason to obtain SEC or other required approval, in its sole and absolute discretion, of the issuance of the PubCo Shares and at any time after the Effective Date of this Agreement;

(ii)           if the Regulatory Approvals cannot be obtained or are not obtained by December 31, 2021, provided this provision may not be exercised by a party whose material failure to perform or comply with any of the covenants, agreements or conditions hereof has resulted in the denial or delay;

(iii)         if prior to expiration of the Due Diligence Period, Buyer LLC gives notice to Seller pursuant to Section 9(f) that it is not satisfied with any aspect of the Seller, Business, Purchased Assets, or Assumed Liabilities. Absent such notice, this Agreement shall remain in full force and effect subject to all other terms and provisions of this Agreement.

(iv)          by either Party if the other Party has, after the Effective Date, breached, or failed to perform or satisfy, any of its representations, warranties, covenants or other agreements contained in this Agreement including without limitation, the Party’s respective Deliverables, which breach or failure to perform or satisfy shall not be cured within five (5) Business Days after the non-breaching Party has provided notice in writing to the breaching Party of its intention to terminate this Agreement;

(v)           by Buyer LLC or PubCo, if any of the following events occurs prior to the Closing, such termination requiring written notice to Seller but not requiring a cure period, in which case termination shall be in addition to any other legal rights and remedies available to Buyer LLC and PubCo under this Agreement: (A) the intentional, knowing or grossly negligent violation of the Law by Seller; (B) the Knowledge by Seller that an employee, contractor, or agent thereof or Seller’s Affiliates is or has been intentionally and knowingly violating the Law, and the failure by Seller to use reasonable best efforts to stop, prevent, or cure such violation to the satisfaction of Buyer LLC, in its sole discretion, after the Seller shall have acquired actual Knowledge of the violation; (C) a notice of deficiency for violation of the Law is issued by MED or Local Licensing Authority regarding the Business of Seller and Seller fails to resolve the notice of deficiency to the satisfaction of the MED or Local Licensing Authority and Buyer LLC; or (D) Seller fails to cure or resolve a material breach of the Lease, Lease Assignment, or other Contract; or

(vi)          by Buyer LLC upon the filing, anticipated filing or notice of an Enforcement Action against Seller with respect to any of the Licenses or Assets.

(j)             Effect of Termination. Any valid termination of this Agreement pursuant to Section 7 (i) will be effective immediately upon the delivery of written notice except as otherwise provided herein, all further obligations of the Parties under this Agreement and the Operative Agreements will terminate and become void and of no further force and effect and there shall be no further Liability or obligation on the part of any Party under this Agreement or the Operative Agreements except with respect to such obligations that, by their terms, survive termination; except that the Escrow Agent shall release the funds deposited with it to Buyer LLC.

8.              Definitions.

(a)            “Action”, “Proceeding” or “Enforcement Action” means any action, suit, proceeding, litigation, arbitration, or Governmental Authority investigation or audit.

(b)           “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

(c)            “Agreement” has the meaning ascribed to it in the Recitals.

(d)           “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and intellectual property rights.

(e)            “Assignment” has the meaning ascribed to it in Sections 2(b)(i) and 2(b)(iii).

(f)            “Assumed Liability” has the meaning ascribed to it in Section 1(c).

(g)           Intentionally Omitted.

(h)           “Business” has the meaning ascribed to it in the Recitals.

(i)             “Business Contracts” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, whether written or oral, as relates to the Business, including without limitation, those agreements set forth on Schedule 1(d) hereto.

(j)             “Buyer LLC” has the meaning ascribed to it in the Recitals.

(k)           “Closing” has the meaning ascribed to it in Section 2(a).

(l)             “Closing Date” has the meaning ascribed to it in Section 2(a).

(m)          “Code” means the Internal Revenue Code of 1986, as amended.

(n)           “Cole Memorandum” means the Memorandum dated February 14, 2014 from James M. Cole with the subject “Guidance Regarding Marijuana Related Financial Crimes,” regardless of the rescission thereof by Attorney General Sessions.

(o)           “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, whether written or oral.

(p)           “Disclosure Schedule” means the disclosure schedules 1(a), (b), (d), and 1(f) to this Agreement, which disclosures and exceptions shall be deemed to be part of the representations and warranties made hereunder and shall be true, accurate and complete as of the Effective Date and the Closing Date. The Disclosure Schedules shall be arranged in numbered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosures in the Disclosure Schedule shall qualify other provisions of this Agreement only to the extent it is readily apparent from a reading of a disclosure that such disclosure is applicable.

(q)           “Documentation” has the meaning ascribed to it in Section 3(u).

(r)            “Effective Date” has the meaning ascribed to it in the Recitals.

(s)            “Excluded Assets” has the meaning ascribed to it in Section 1(b).

(t)             “GAAP” means United States generally accepted accounting principles.

(u)           “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

(v)           “Governmental Order” means an order, ruling, or judgment issued by or obtained from any Governmental Authority.

(w)          “Indebtedness” of any Person means any Liability, without duplication, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, monies, notes, debentures, or similar instruments, (ii) representing the balance of deferred and unpaid obligations in respect of any leases that are or which should be, under GAAP, accounted for as capital leases, (iii) in respect of guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) relating to any deferred purchase price obligations for any past asset or stock acquisitions by such Person, including in the form of unpaid earn-outs or other contingent payments, (v) relating to any special transaction payments or bonuses or other consideration that becomes payable as a result of the consummation of the transactions contemplated by this Agreement, (vi) under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (vii) under any derivative financial instruments, including any interest rate or currency swap transactions or other hedging agreements, (viii) relating to any accrued interest, fees, expenses, premiums, penalties, “breakage costs” and other similar obligations owed in respect of any outstanding Indebtedness or that may become payable as a result of the consummation of the transactions contemplated by this Agreement, (ix) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Asset of such Person, (x) relating to obligations of such Person to provide any rebate, refund or similar repayment obligation, (xi) relating to obligations with respect to any deposits made by another Person (including any client and/or union deposits in connection with the Business), (xii) relating to obligations that are required to be reflected as debt obligations in accordance with GAAP, and (xiii) all obligations of the type referred to in clauses (i) through (xiii) above of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

(x)           “Indemnity Notice” means written notification of a claim for indemnity under Section 5 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

(y)           “Indemnified Parties” means, with respect to Section 5(a)-(c), Buyer LLC, PubCo, and Seller, and with respect to both such sections, each of the Indemnified Parties’ agents, members, guarantors, managers, employees and Affiliates.

(z)            “Initial Deposit” has the meaning ascribed to it in Section 1(e)(i).

(aa)         “Knowledge” means, with respect to Seller and Buyer, actual knowledge after due inquiry of any of their respective Officers, Managers, Directors, Shareholders or Members.

(bb)        “Law” or “Laws” means laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

(cc)         “Liability” or “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

(dd)        “Licensed Premises” means those certain real properties currently leased or owned by Sellers which are currently licensed as a retail marijuana store by MED and the Local Licensing Authority.

(ee)         “Licenses” has the meaning ascribed to it in Section 3(h).

(ff)          “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, or any adverse claim of any kind or description (including, without limitation, any conditional sale or title retention agreement or leases in the nature thereof).

(gg)        “Local Licensing Authority” has the meaning ascribed to it in Section 1(e)(i).

(hh)        “Losses” mean any claim, loss, expense, or cost, including, without limitation, reasonable counsel fees and expenses actually incurred or paid; provided, however, Losses shall not include (i) punitive damages, expect to the extent such punitive damages are actually paid by an Indemnified Party to a third party that is not (a) an Indemnified Party or (c) an Affiliate of an Indemnified Party, or (ii) diminution in value, including with respect to Buyer LLC or any of its Affiliates.

(ii)           “Material Adverse Effect” means any change, development, circumstance, effect, event or fact (each, an “Event” and collectively, the “Events”) that, individually or in the aggregate, (i) has or would reasonably be expected to have, a material adverse effect upon the condition (financial or otherwise) of the assets, liabilities or results of operations of the Business, or (ii) prevents, materially impedes or materially delays the consummation of the Transactions contemplated by this Agreement provided, however, that any Event arising from or relating to the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general industry or economic conditions, provided that such conditions have not had a disproportionate impact on the Business relative to other companies operating in the same industry; (ii) the announcement or pendency of the Transactions; or (iii) compliance by the Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement. None of the above shall be applicable if such Material Adverse Effect shall have been caused, directly or indirectly, through or by any act or omission of Buyer LLC.

(jj)           “MED” has the meaning ascribed to it in Section 1(e)(i).

(kk)        “Member” means Nebrina Holdings, LLC, a Colorado limited liability company.

(ll)           “Note” has the meaning ascribed to it in Section 1(e)(ii).

(mm)     “Operative Agreements” means, collectively, the Lease Assignment, Note, this Agreement, and any attached exhibits, schedules and support or other agreements to be entered into by or among the Parties in connection with the Transactions contemplated hereby.

(nn)        “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

(oo)        “Permits” means all permits, approvals, licenses, franchises, security clearances, orders, registrations, certificates, variances, contractual rights, consents and other authorizations or approvals, and any applications for the same.

(pp)        “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority.

(qq)        “Purchased Assets” has the meaning ascribed to it in Section 1(a).

(rr)          “Purchase Price” has the meaning ascribed to it in Section 1(e).

(ss)          “Purchase Price Allocation” has the meaning ascribed to it in Section 1(f).

(tt)           “Regulatory Approvals” has the meaning ascribed to it in Section 6(a)(i).

(uu)        “Retained Liability” has the meaning ascribed to it in Section 1(d).

(vv)        “Seller” has the meaning ascribed to it in the Recitals.

(ww)      “PubCo Shares” has the definition ascribed to it in Section 1(e)(ii).

(xx)        “Survival Date” has the meaning ascribed to it in Section 5(c).

(yy)        “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities.

(zz)         “Tax” or “Taxes” means any federal, state, provincial, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, custom duties, capital stock, franchise, withholding, social security (or its equivalent), unemployment, disability, workers compensation, employee health, real property, personal property, unclaimed property, sales, use, transfer, value added, goods and services, social services, registration, alternative or add on minimum, estimated or other tax, duty, rate or other levy and any other taxes, duties, levies, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, including any interest, penalties or additions to tax in respect of the foregoing, whether or not disputed.

(aaa)      “Third Party Claim” has the meaning ascribed to it in Section 5(d).

(bbb)     “Transactions” means the transactions contemplated by this Agreement.

(ccc)      “Transfer Expenses” means all transfer fees, transfer Taxes, change of ownership type fees and associated re-licensing costs incurred pursuant to the transfer of the Purchased Assets.

9.              Miscellaneous.

(a)            No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person than the Parties hereto and their respective successors and permitted assigns.

(b)           Entire Agreement; Survival. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and understanding among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that relate in any way to the subject matter hereof including, without limitation, that certain Non-Binding Term Sheet dated July 6, 2021. The covenants, representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the receiving Party of such representations or warranties.

(c)            Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Seller may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all other Parties hereto in the sole discretion of the other Parties. Buyer LLC may assign all or any part of this Agreement or the obligations hereunder to another entity under common control with Buyer LLC with the prior written consent of the Seller hereto, not unreasonably withheld, delayed or conditioned.

(d)           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by facsimile, email, or other electronic transmission), each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

(e)            Headings. The section headings contained herein are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)            Notices. Any notice, request, demand, claim, or other communication hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) three (3) business days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (ii) one (1) Business Day after it is sent via a reputable nationwide overnight courier service, freight prepaid, specifying next Business Day delivery, with written verification of receipt, in each of the foregoing cases to the intended recipient as set forth below:

If to PubCo:	Item 9 Labs Corp. c/o Mark Busch, Director of M&A 2727 N. 3rd St., Ste. 201 Phoenix, Arizona, 85004 m@unityrd.com

With a copy by mail
and email to:	Item 9 Labs Corp. c/o Mike Keskey, General Counsel same as above Email:mkeskey@item9labs.com

If to Buyer LLC:	Item 9 Labs Colorado, LLC c/o Mike Keskey, General Counsel same as above Email:mkeskey@item9labs.com

With a copy by mail
and email to:	Janet Jackim Zuber Lawler, LLP 2415 E. Camelback Rd., #700 Phoenix, Arizona 85016 Email:jjackim@zuberlawler.com

If to Seller To:	Brandon Banks Nebrina Holdings, LLC 1940 Blake Street, #201 Denver, Colorado 80202 brandon@nebrinaholdings.com

With Copy by mail
and email to:	Jean Gonnell, Esq. Gonnell Law 730 17th Street, Suite 838 Denver, Colorado 80202 jean@jesglegal.com

Any Party may give any notice, request, demand, claim, or other communication hereunder by personal delivery, email, or fax, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any notice sent by fax shall be followed by a confirmation copy sent by reputable courier service. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice to the other Parties in the manner herein set forth.

(g)           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona without regard to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

(h)           Consent to Jurisdiction.

(i)             The Parties hereby irrevocably and unconditionally submit to the exclusive personal and subject matter jurisdiction of the state courts of the State of Arizona in Maricopa County, Arizona with respect to any Action or Proceeding relating to this Agreement, the other Operative Agreements and the Transactions, and agree that any such Action or Proceeding shall be brought only in such court. The Parties agree that any or all of them may file a copy of this Section 9(h) with any court as written evidence of the knowing, voluntary and bargained agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum. Each of the Parties agrees that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(ii)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY OPERATIVE AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OPERATIVE AGREEMENT OR THE TRANSACTIONS. EACH PARTY (y) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (z) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i)             Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached. It is accordingly agreed that, without the necessity of demonstrating the inadequacy of monetary damages or of posting bond or other undertaking, the Parties hereto shall be entitled to an injunction or injunctions to remedy any breach of this Agreement and to enforce specifically the terms and provisions hereof in accordance with its terms, this being in addition to any other remedy to which such Party is entitled at law or in equity.

(j)             Confidentiality. The Parties hereto shall hold, and shall use their reasonable best efforts to cause their respective representatives to hold, in strict confidence all documents and information concerning the Transactions, or otherwise relating to the other Parties hereto or hereafter furnished to any of them in connection with this Agreement or the Transactions, whether prior to or after the Closing Date, except where disclosure is necessary to carry out the Transactions contemplated herein and except that such documents and information may be disclosed on a confidential basis to a Party’s legal and financial advisors, and business partners.

(k)           Amendments and Waivers. The Parties may amend any provision of this Agreement at any time only by a written instrument signed by all of the Parties hereto. Any term or condition of this Agreement may be waived at any time by the Seller or Buyer LLC or PubCo, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Notwithstanding anything contained herein to the contrary, the failure by any Person to exercise or seek to enforce any right or remedy hereunder shall not be deemed a waiver of any such right or remedy.

(l)             Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

(m)          Expenses; Attorneys’ Fees. Buyer LLC, PubCo, and Seller shall each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions, except as provided in Section 5, above. In any proceeding arising out of or relating to this Agreement or the Operative Agreements, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, costs and necessary disbursements from the non-prevailing Party(ies).

(n)           Construction. Unless the context of this Agreement otherwise requires, words of any gender include each other gender; words using the singular or plural number also include the plural or singular number, respectively; the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of Seller, PubCo or Buyer LLC, consistent with past custom and practice, and; the words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated there under, unless the context requires otherwise.

(o)           Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(p)           Execution of Additional Documents. The Parties hereto agree to execute such other documents as are reasonably necessary to effectuate the purposes of this Agreement and the consummation of the Transactions.

(q)           Exclusivity. In consideration of the payment of One Hundred US Dollars ($100.00) in hand paid by Buyer LLC to Seller, the Parties agree that from the Effective Date through the Closing Date, Seller shall not offer to sell, solicit offers to purchase, or engage in any other negotiations or discussions with a third Person relating to the purchase and sale of the Business, all or substantially all of its assets, the Licenses, or the Lease, nor shall Seller authorize or permit any other Person to do the same on Seller’s behalf.

(r)            Enforcement Action; Defense of Illegality. The Parties hereby acknowledge that they are aware of and fully understand that marijuana cultivators, transporters, distributors and possessors may be arrested by federal or state Law enforcement officers and prosecuted under federal or state Law for illegal activities including, but not limited to, violations of the Controlled Substances Act and other Laws. The Parties also hereby agree to waive illegality as a defense to any Action or Proceeding regarding this Agreement.

(s)            Tax Liabilities. Each Party shall be solely responsible for reporting and discharging its own Tax Liabilities and other obligations that such Party may incur as a result of the Operative Agreements and the Transactions contemplated thereby, except as is expressly provided otherwise in this Agreement and any Operative Agreement.

(t)             Fees and Expenses. Each Party shall bear its own attorneys’ fees and expenses incurred in connection with the negotiation, preparation and execution of the Operative Agreements and the consummation of the Transactions contemplated thereby provided, however, that Seller and Buyer LLC shall each be obligated for one-half (1/2) of the costs and expenses associated with the Escrow Agent (collectively, the “Closing Costs”).

(u)           Delays or Omissions; Force Majeure. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative. The occurrence of any of the following events shall excuse performance of the obligations of a Party as are rendered impossible or reasonably impracticable to perform while such event continues: (a) strikes; (b) lockouts; (c) labor disputes; (d) acts of God; (e) inability to obtain labor, materials or reasonable substitutes therefor; (f) governmental restrictions, regulations or controls, other than the Law; (g) judicial orders; (h) enemy or hostile governmental action; (i) civil commotion; (j) fire or other casualty; and (k) other causes beyond the reasonable control of the Party obligated to perform.

(v)           Time is of the Essence. Time is of the essence with respect to each Party’s performance of its obligations under this Agreement.

(Signatures on the following page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:

Item 9 Labs Colorado LLC, a Colorado limited liability

company

By: ________________________________

Name:______________________________

Title: _______________________________

PUBCO:

Item 9 Labs Corp., a Delaware corporation

By: ________________________________

Name:______________________________

Title: _______________________________

SELLER:

Nebrina Adams County LLC, a Colorado limited liability

company

___________________________________

By: Nebrina Holdings LLC, Its Member

By: _______________________________

Name: Brandon Banks

Its: Managing Member

EXHIBIT A TO ASSET PURCHASE AGREEMENT

PROMISSORY NOTE

EXHIBIT B TO ASSET PURCHASE AGREEMENT

LEAK OUT AGREEMENT

EXHIBIT C TO ASSET PURCHASE AGREEMENT

BILL OF SALE

EXHIBIT D TO ASSET PURCHASE AGREEMENT

ASSIGNMENT AND ASSUMPTION OF LICENSES (COPIES ATTACHED)

MED Retail Marijuana Store License No. 402R-00918

County of Adams, Colorado License No. AC2021-00006

EXHIBIT E TO ASSET PURCHASE AGREEMENT

LEASE ASSIGNMENT

EXHIBIT F TO ASSET PURCHASE AGREEMENT

BUSINESS CONTRACTS ASSIGNMENT

EXHIBIT G TO ASSET PURCHASE AGREEMENT

ESTOPPEL CERTIFICATE

EXHIBIT H TO ASSET PURCHASE AGREEMENT

ESCROW AGREEMENT

SCHEDULE 1(a)

LIST OF PURCHASED ASSETS

MED Retail Marijuana Store License No. 402R-00918.

County of Adams, Colorado License No. AC2021-00006.

A Lease Assignment concerning all of Seller’s rights, title and interests in that certain real property located at 6101 N. Washington St., Denver CO 80216 as more particularly described in that certain Lease Agreement dated as of February 5, 2021 by and between CDC Investments, LLC, a Colorado limited liability company, as landlord, and Nebrina Adams County, LLC, the Seller herein, as tenant, an accurate, true and complete copy of which is attached hereto as Exhibit D (the “Lease Assignment”), which said Lease Assignment is fully effective and not terminated and the parties thereto are in full compliance therewith, including, without limitation, the Security Deposit of tenant, the Seller, of $30,000.00 in the possession of landlord, which Security Deposit remains the property of Seller and shall be returned to Seller upon Buyer taking possession of the Leased Premises, and all (i) taxes paid by Seller as tenant, (ii) utilities deposits and payments, (iii) Tenant Improvements, as defined in the Lease, (iv) signage and sign approvals, (v) parking rights, (vi) assignment and subletting rights, (vii) access rights, and (viii) all other rights, remedies, options and interests of Seller as tenant under the Lease.

All of Seller’s rights, title, and interests in and to or under warranties, indemnities, and all similar rights against third parties to the extent related to any of the Purchased Assets, to the extent transferable.

All of Seller’s rights, title and interests in and to all: (i) floor plans, specifications and security diagrams of the Leased Premises, (ii) building permits, applications, plans and drawings, correspondence relating thereto and approvals, (iii) zoning permits, licenses, applications, plans and drawings, correspondence relating thereto and approvals, (iv) architectural, engineering and construction drawings, instructions, plans, specifications, correspondence relating thereto, and contracts therefor, (v) local and MED inspections of the Leased Premises, and any part thereof, and correspondence relating thereto, (vi) certificate(s) of occupancy, (vii) security monitoring contract, (viii) POS system hardware and software, (ix) display cases, furniture and fixtures, tenant improvements to the Leased Premises including, without limitation, all HVAC, plumbing, lighting, fire suppression, security and communications systems, (x) the manufacturer, type and serial number of the foregoing, (xi) equipment leases and other contracts relating to the foregoing, (xii) insurance contracts relating to the Leased Premises, (xiii) contracts relating to the Leased Premises and correspondence relating thereto that Buyer has agreed to assume at Closing; (xiv) survey and, title commitments and title policies issued with respect to the Leased Premises; and (xv) all books and records, files, papers, bills of lading, warehouse receipts and pass codes associated with the foregoing.

SCHEDULE 1(b)

EXCLUDED ASSETS

All cash, cash equivalents and bank accounts existing as of the Closing;

All accounts receivables existing as of the Closing, if any;

All equity interests in any Person or Member;

All rights and claims of Seller with respect to any Excluded Asset;

All rights and remedies of the Seller under this Agreement and the Operative Agreements;

All income Tax Returns and other income Tax records of Seller, except that Seller shall transfer to Buyer LLC a full and accurate copy of all of its business records, including its Tax Returns and other income Tax records of Seller, sales records, sales tax returns, METRC records, and other similar records, if any;

All Organizational Documents of Seller;

All assets used in and relating to Seller’s marijuana operations, if any, and not located at the address associated with the Licenses;

All intellectual property of Seller including, without limitation, tradenames, trademarks, word marks, logo marks, and the names “Nebrina Holdings LLC”, “Nebrina Adams County LLC”, and “The Fireplace”; and

The Security Deposit in the amount of $30,000.00 delivered by Seller to the landlord pursuant to the Lease.

SCHEDULE 1(c)

ASSUMED LIABILITIES

SCHEDULE 1(d)

RETAINED LIABILITIES

SCHEDULE 1(f)

PURCHASE PRICE ALLOCATION

(Form 8594)